UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
March 8, 2023
Date of Report (Date of earliest event reported)

MODEL N, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35840	77-0528806
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Mariners Island Boulevard, Suite 300
San Mateo, California 94404
 (Address of Principal Executive Offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (650) 610-4600
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.00015 per share	MODN	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 1.01.     Entry into a Material Definitive Agreement.
On March 13, 2023, Model N, Inc. (the “Company”) completed its previously announced sale of $220.0 million aggregate principal amount of its 1.875% Convertible Senior Notes due 2028 (the “Notes”) to the Initial Purchasers (as defined below) in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and for initial resale by the Initial Purchasers to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act.
The net proceeds from the offering were approximately $213.3 million, after deducting the Initial Purchasers’ discount and estimated offering expenses payable by the Company. The Company used approximately $166.2 million of the net proceeds to repurchase approximately $138.0 million aggregate principal amount of its 2.625% convertible senior notes due 2025 notes (the “2025 Notes”) through individual privately negotiated transactions entered into concurrently with the pricing of the offering. The Company intends to use the remaining net proceeds from this offering for working capital and other general corporate purposes.
The information set forth in Item 8.01 of this report under the heading “Indenture,” is incorporated herein by reference into this Item 1.01.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The terms and conditions of the Notes described in Item 1.01 and the information set forth in Item 8.01 of this Current Report on Form 8-K under the heading “Indenture” are incorporated herein by reference into this Item 2.03.

Item 3.02.     Unregistered Sales of Equity Securities.
The information set forth in Item 1.01 and under the headings “Purchase Agreement” and “Indenture” in Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 3.02.

Item 8.01.     Other Events.
Purchase Agreement
On March 8, 2023, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Goldman Sachs & Co. LLC, Jefferies LLC and RBC Capital Markets, LLC as representatives of the several purchasers named therein (collectively, the “Initial Purchasers”), relating to the Company’s sale of the Notes to the Initial Purchasers in a private placement in reliance on Section 4(a)(2) of the Securities Act and for initial resale by the Initial Purchasers to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers. The Initial Purchasers have an option under the Purchase Agreement to purchase up to an additional $33.0 million aggregate principal amount of Notes for settlement within a 13-day period beginning on, and including, the initial issuance date of the Notes. The Purchase Agreement includes customary representations, warranties and covenants by the Company. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities under the Securities Act. The Notes and the shares of the Company’s common stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Indenture
The Notes were issued pursuant to an Indenture, dated as of May 13, 2023 (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee. The Notes are senior, unsecured obligations of the Company. The Notes will bear interest at a rate of 1.875% per year payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2023.
The Notes mature on March 15, 2028 unless repurchased, redeemed or converted in accordance with their terms prior to such date. The Company may not redeem the Notes prior to March 20, 2026. The Company may redeem for cash all or part of the Notes (subject to the partial redemption limitation described below), at its option, on or after March 20, 2026 and on or before the 41st scheduled trading day immediately before the maturity date, if certain conditions are met. If the Company elects to redeem fewer than all the outstanding Notes, at least $75.0 million aggregate principal amount of Notes must be outstanding and not subject to redemption as of, and after giving effect to, delivery of the relevant notice of redemption. No sinking fund is provided for the Notes.

The Indenture includes customary terms and covenants, including certain events of default after which the Notes may be due and payable immediately. The following events are considered “events of default,” which may result in acceleration of the maturity of the Notes:
1.default in any payment of interest on any Note when the Note becomes due and payable and the default continues for a period of 30 days;
2.default in the payment of the principal of any Note when due and payable at its stated maturity, upon any optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;
3.failure by the Company to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for a period of three business days;
4.failure by the Company to give a fundamental change repurchase right notice, a notice of a make-whole fundamental change or a notice of specified corporate transaction at the time and in the manner provided in the Indenture and such failure continues for a period of five business days;
5.failure by the Company to comply with its obligations under the Indenture with respect to a consolidation, merger or sale of assets of the Company;
6.failure by the Company to perform any of the agreements contained in the Notes or the Indenture and such failure continues for 60 days after notice given in accordance with the Indenture;
7.default by the Company or any of its significant subsidiaries (as defined in the Indenture) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $35.0 million (or its foreign currency equivalent) in the aggregate of the Company and/or any such significant subsidiary, whether such indebtedness now exists or shall hereafter be created (a) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity date or (b) constituting a failure to pay the principal of any such debt when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and in the cases of clauses (a) and (b), such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 days after written notice given in accordance with the Indenture; or
8.certain events of bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries.
Upon conversion, the Company will pay cash up to the aggregate principal amount of the Notes to be converted and pay or deliver, as the case may be, cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the election of the Company, in respect of the remainder, if any, of the Company’s conversion obligation in excess of the aggregate principal amount of the Notes being converted. The initial conversion rate is 23.2364 shares of common stock per $1,000 principal amount of the Notes, which is equal to an initial conversion price of approximately $43.04 per share of common stock, with a maximum conversion rate of 30.7881, which is subject to customary anti-dilution adjustment provisions. Prior to the close of business on the scheduled trading day immediately preceding December 15, 2027, such conversion is subject to the satisfaction of certain conditions set forth below.
Holders of the Notes who convert their Notes in connection with a make-whole fundamental change (as defined in the Indenture) or in connection with any optional redemption are, under certain circumstances, entitled to an increase in the conversion rate. Additionally, in the event of a fundamental change (as defined in the Indenture), holders of the Notes may require the Company to repurchase all or a portion of their Notes at a price equal to 100% of the principal amount of Notes, plus any accrued and unpaid special interest to, but excluding, the repurchase date.
Holders of the Notes may convert all or a portion of their Notes prior to the close of business on the business day immediately preceding December 15, 2027, in multiples of $1,000 principal amount, only under the following circumstances:
•during any calendar quarter commencing after the calendar quarter ending on June 30, 2023 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;
•during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined in the offering memorandum) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such trading day;

•if the Company calls any or all of the notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or
•upon the occurrence of specified corporate events.
A copy of the Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The description of the Notes contained in this Form 8-K is qualified in its entirety by reference to the Indenture.
2025 Notes Repurchase Transactions
In connection with the offering of the Notes, the Company used approximately $166.2 million of the net proceeds from the offering to repurchase approximately $138.0 million in aggregate principal amount of the 2025 Notes through individual privately negotiated transactions.
On March 9, 2023, the Company issued a press release announcing the pricing of its offering of the Notes. A copy of the press release is attached as Exhibit 99.1.

Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
4.1	Indenture dated March 13, 2023 between Model N, Inc. and U.S. Bank Trust Company, National Association.
4.2	Form of Global Note, representing Model N, Inc.’s 1.875% Convertible Senior Notes due 2028 (included as Exhibit A to the Indenture filed as Exhibit 4.1).
99.1	Press release dated March 9, 2023 announcing the pricing of the offering of the Notes.
104	The cover page on this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MODEL N, INC.
(Registrant)

By:	/s/ John Ederer
John Ederer
Chief Financial Officer
Date: March 14, 2023